UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
(RULE 14a-101)
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Terra Industries Inc.

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     On October 9, 2009, Terra Industries Inc. (“Terra”) and its subsidiaries Terra Capital Holdings Inc., Terra Capital, Inc. and Terra Mississippi Holdings Corp. and certain of the lenders under Terra’s Amended and Restated Credit Agreement dated December 21, 2004 (the “Existing Terra Capital Credit Agreement”) entered into Amendment No. 11 (the “Terra Capital Credit Facility Amendment”) to the Existing Terra Capital Credit Agreement. Pursuant to the Terra Capital Credit Facility Amendment, certain covenants under the Existing Terra Capital Credit Agreement were amended in order to increase the amount of permitted annual capital expenditures and cash investments in joint ventures by Terra and its subsidiaries from $75 million to $90 million, to provide for a separate allowance for joint venture investments by Terra and its subsidiaries in an aggregate amount not to exceed $320 million, and to permit the payment of a special cash dividend of approximately $750 million in the aggregate to Terra’s shareholders, the repurchase of Terra Capital, Inc.’s existing 7.00% Senior Notes due 2017 (pursuant to a previously announced tender offer for all such outstanding 2017 Notes), and the incurrence of new debt financing prior to December 31, 2009 in an amount not to exceed $600 million. The Terra Capital Credit Facility Amendment also provides for an increase in the unused commitment fee under the credit facility by 0.25% per annum, and for revised interest rates applicable to amounts outstanding under the credit facility that are to be calculated based on an average available credit calculation under the credit facility (instead of based on a leverage ratio calculation).
     Also on October 9, 2009, Terra Nitrogen Limited Partnership and Terra Nitrogen Company, L.P. and certain of the lenders under their Credit Agreement dated December 21, 2004 (the “Existing TNLP Credit Agreement”) entered into Amendment No. 3 (the “TNLP Credit Facility Amendment”) to the Existing TNLP Credit Agreement. Pursuant to the TNLP Credit Facility Amendment, the borrowing base applicable to the Existing TNLP Credit Agreement will be measured monthly (instead of weekly as previously provided under the Existing TNLP Credit Agreement), unless the available credit under such credit facility is $20 million or less at any time, during which time such borrowing base will be measured weekly.

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